For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA REPORTS FOURTH QUARTER AND 2012 FISCAL YEAR RESULTS AND PROVIDES MARKET UPDATE

- 2012 Marks Another Year of Record Revenue and Net Profit –

- Strong Slot Performance, New Casino Operations and Increased Gaming Chip and Plaque Orders Drive 21% Annual Revenue Growth –

- Soft Opening of Dreamworld Poipet Scheduled for March 28, 2013 –

Hong Kong – March 7, 2013 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading gaming company focused on emerging gaming markets in Pan-Asia, today reported operating results for the fourth quarter and fiscal year ended December 31, 2012 and reviewed recent corporate progress.

Highlights:

•	Total consolidated revenue of $10.3 million for the fourth quarter of 2012 and $32.8 million for the 2012 fiscal year
•	Total revenue from gaming operations of $5.8 million for the fourth quarter of 2012 and $20.4 million for the 2012 fiscal year
•	Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and non-cash charges) of $2.6 million for the fourth quarter of 2012 and $10.9 million for the 2012 fiscal year
•	Net income of $268,000 for the fourth quarter of 2012 and $1.8 million for the 2012 fiscal year
•	Average consolidated win per unit per day (WUD) for the slot operations (formerly referred to as the participation business) of $145 for both the fourth quarter of 2012 and the 2012 fiscal year
•	Dreamworld Pailin, which opened in May 2012, contributed $1.3 million to gaming revenue for the fourth quarter of 2012 and $1.8 million for the 2012 fiscal year
•	Gaming chip and plaque sales of $3.2 million for the fourth quarter of 2012 and $6.5 million for the 2012 fiscal year
•	Cash balance of $10.4 million as of December 31, 2012
•	Zero debt as of December 31, 2012
•	New development project, Dreamworld Poipet, scheduled to soft open on March 28, 2013
•	Relocation of Dolphin gaming chip and plaque manufacturing plant to Hong Kong is in process and new facilities are on target to be operational in the second quarter of 2013

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Entertainment Gaming Asia Reports Q4 and 2012 Fiscal Year Results, 3/7/2013	page 2

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “We posted a strong fourth quarter and another year of continued improvement in revenue and net income performance. Revenue was up 34% for the fourth quarter and 21% for the 2012 fiscal year from the prior year respective periods driven by increases in both our gaming operations and other products division, primarily gaming chips and plaques. Gaming operations benefited from incremental revenue from our new casino Dreamworld Pailin and improvements for our slot operations in both Cambodia and the Philippines. Our gaming chip and plaque revenue increased more than three-fold for the year due to our strategic efforts to improve these operations and expand our customer base.

“During 2012, we focused on the execution of our casino and gaming development strategy with the opening of our first project, Dreamworld Pailin, and initiating construction on our second project, Dreamworld Poipet, all while paying down debt in full and maintaining a solid cash position of $10.4 million as of December 31, 2012.

“We believe the year ahead is an exciting time for Entertainment Gaming Asia. With our second Dreamworld property soon to open, solid performance from our slot operations, and the implementation of strategic plans to enhance long-term returns for our Dolphin gaming chips and plaques, we are building a solid foundation for future growth and enhanced shareholder value.”

Q4 and 2012 Fiscal Year Financial Review

The Company effected a 1:4 reverse stock split of its common shares on June 12, 2012. All historical share amounts and share information presented have been proportionally adjusted to reflect the impact of this reverse stock split, including basic and diluted weighted-average shares and shares issued and outstanding.

Entertainment Gaming Asia’s fourth quarter of 2012 consolidated revenue was $10.3 million, an increase of 34% compared to $7.7 million in the fourth quarter of 2011. Consolidated revenue was $32.8 million for the 2012 fiscal year, an increase of 21% compared to $27.1 million in the 2011 fiscal year. The increases were due to significant improvements in both of the Company’s gaming and other products business divisions.

Revenue from gaming operations, which included both slot and casino operations, was $5.8 million in the fourth quarter of 2012, an increase of 34% compared to $4.3 million in the fourth quarter of 2011. Revenue from gaming operations was $20.4 million for the 2012 fiscal year, an increase of 17% compared to $17.4 million in the 2011 fiscal year. The increases were attributed to incremental revenue from the Company’s new casino Dreamworld Pailin and slot operations in Thansur Bokor, both of which officially opened in May 2012, and improvement in its slot operations in both Cambodia and the Philippines.

The Company recorded $4.5 million in revenue for its slot operations during the fourth quarter of 2012, an increase of 5% compared to $4.3 million in the fourth quarter of 2011. Revenue from slot operations was $18.6 million for the 2012 fiscal year, an increase of 7% compared to $17.4 million in the 2011 fiscal year. The increases were primarily a result of higher average WUD due to increased marketing particularly during the holiday season, machine mix improvements, increased revenue sharing in one of the venues in the Philippines, and incremental revenue from Thansur Bokor. The

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Entertainment Gaming Asia Reports Q4 and 2012 Fiscal Year Results, 3/7/2013	page 3

Company’s slot operations in NagaWorld were a strong contributor to slot revenue and achieved average WUD of $236 for the fourth quarter of 2012 and $242 for the 2012 fiscal year compared to $219 and $232 in the respective prior year periods.

Slot Operations
Net Revenue to EGT (in millions)
	Q4:12	Q4:11	Y/Y ∆	FY12	FY11	Y/Y ∆
Cambodia	$3.5	$3.3	6%	$14.7	$13.9	5%
Philippines	$1.0	$1.0	1%	$3.9	$3.5	13%
Consolidated	$4.5	$4.3	5%	$18.6	$17.4	7%
WUD*
	Q4:12	Q4:11	Y/Y ∆	FY12	FY11	Y/Y ∆
Cambodia	$189	$219	-14%	$203	$232	-13%
Philippines	$83	$64	30%	$75	$63	19%
Consolidated	$145	$136	7%	$145	$140	4%
EGM Seats in Operation
				12/31/12	12/31/11	Y/Y ∆
Cambodia				824	719	15%
Philippines				581	758	-23%
Consolidated				1,405	1,477	-5%

*	Represents WUD for the Company’s slot machine operations. It excludes EGM seats in operation during venue soft launch opening periods and includes cash payments for venues for which revenue is recognized on a cash basis. Had such applicable seats been included and all revenue recognized on an accrual basis for the above 2012 periods, it would not have had a material impact on the WUD for these periods. Had such applicable seats been included and all revenue recognized on an accrual basis for the above 2011 periods, WUD for these periods would have been $202 for Cambodia, $65 for the Philippines, and $132 for the consolidated average and $214, $61, and $133, respectively.

Casino operations, which presently comprise Dreamworld Pailin, contributed $1.3 million to total gaming revenue in the fourth quarter of 2012 and $1.8 million in the 2012 fiscal year. Dreamworld Pailin revenue continued to ramp up during the fourth quarter of 2012 due to increased marketing activity and machine mix changes.

Revenue from other products was $4.5 million in the fourth quarter of 2012, an increase of 34% compared to $3.4 million in the fourth quarter of 2011. The increase was a result of higher sales of gaming chips and plaques, which were $3.2 million in the fourth quarter of 2012 compared to $1.3 million in the prior year period. The fourth quarter of 2012 gaming chip and plaque revenue included approximately $1.3 million for a new customer in the Philippines and $600,000 to complete a large order for a prominent existing customer in Australia. Revenue from other products was $12.4 million in the 2012 fiscal year, an increase of 28% compared to $9.7 million in the 2011 fiscal year driven by substantially higher sales of gaming chips and plaques, which reached $6.5 million in the 2012 fiscal year compared to $2.0 million in the 2011 fiscal year. The increase was due to higher reorders from existing customers and the addition of new customers as the Company benefited from increased marketing and product development efforts. This division’s gains for both the fourth quarter and 2012 fiscal year were partially offset by weakness in the non-gaming products segment due to a softening in the Australian automotive industry, which resulted in reduced orders during 2012.

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Entertainment Gaming Asia Reports Q4 and 2012 Fiscal Year Results, 3/7/2013	page 4

Entertainment Gaming Asia reported adjusted EBITDA of $2.6 million in the fourth quarter of 2012 compared to $2.5 million in the prior year period. Adjusted EBITDA was $10.9 million in the 2012 fiscal year compared to $11.7 million in the 2011 fiscal year.

The Company reported net income of $268,000, or $0.01 per share, on a weighted average diluted share count of approximately 31.0 million shares in the fourth quarter of 2012. The fourth quarter of 2012 net income included a $226,000 non-cash impairment charge associated with the write-down of certain gaming machines and systems related to the closure of under-performing slot venues during the year. Excluding the non-cash charge, net income was $494,000, or $0.02 per share, for the fourth quarter of 2012. This compared to a net loss of $1.0 million, or $0.03 per share, on a weighted average diluted share count of approximately 30.0 million shares in the fourth quarter of 2011. The fourth quarter of 2011 net loss included a $1.4 million non-cash impairment charge primarily associated with the write-down of certain gaming machines and systems in inventory as well as infrastructure costs related to a venue closure in the Philippines. Excluding this non-cash charge, net income was $346,000, or $0.01 per share, in the fourth quarter of 2011.

Entertainment Gaming Asia reported net income of $1.8 million, or $0.06 per share, on a weighted average diluted share count of approximately 30.8 million shares in the 2012 fiscal year. The 2012 fiscal year net income included $339,000 in non-cash impairment charges primarily associated with the write-down of certain gaming machines and systems as discussed above. Excluding these non-cash charges, net income was $2.1 million, or $0.07 per share, for the 2012 fiscal year. For the 2011 fiscal year, the Company reported net income of $642,000, or $0.02 per share, on a weighted average diluted share count of 29.7 million. Excluding the above-mentioned non-cash impairment charge in the fourth quarter of 2011, the Company reported net income of $2.0 million, or $0.07 per share, for the 2011 fiscal year.

The increase in net income for the fourth quarter and 2012 fiscal year was primarily the result of higher consolidated revenues, lower impairment charges, reduced stock-based compensation and interest expenses, and foreign currency gains compared to losses in the same periods of the prior year. This was partially offset by higher gaming division costs related to the new casino operations compared to the same periods of the prior year.

Relocation of Dolphin Gaming Chip and Plaque Facility is Underway

The Company has commenced the relocation process of the manufacturing facilities for its Dolphin gaming chips and plaques from Australia to Hong Kong. The high-security new site, located in the Shatin district of Hong Kong, has been secured and the plant renovation is underway. Based on the current timeline, the Company anticipates the new Hong Kong facility will be operational in the second quarter of 2013 and it expects minimal to no disruption in fulfilling gaming chip and plaque orders during the transition of the relocation.

With its comprehensive suite of products, strong relationships, and market presence in the attractive Asian gaming markets, the Company believes the relocation enhances its opportunity to expand its market presence in high-growth gaming markets and materially improve the profitability of this division. The labor cost savings and production efficiencies resulting from the relocation of these facilities combined with the benefits of the Company’s prior investments in these operations provide the potential to make Dolphin’s gaming chips and plaques a meaningful contributor to the Company’s long-term earnings.

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Entertainment Gaming Asia Reports Q4 and 2012 Fiscal Year Results, 3/7/2013	page 5

Continuing Efforts to Ramp Up Dreamworld Pailin

In May 2012, the Company opened the mass market floor of its first casino development project, Dreamworld Pailin. Dreamworld Pailin is located at the Cambodia-Thailand border on a growing trade route connecting the two countries. It currently houses 26 popular table games such as baccarat and dice games and an attractive suite of 52 EGM seats.

In the fourth quarter of 2012, the Company implemented a number of new marketing initiatives to ramp up operations of the mass market floor. These efforts resulted in an increase in player traffic and improved performance. However, volatility remains as the Company continues to refine its marketing programs. The Company expects to establish normalized operating results for Dreamworld Pailin within the next one to two quarters.

Dreamworld Poipet Prepares to Open

Construction of Dreamworld Poipet, a stand-alone slot hall in the established gaming market of Poipet at the Cambodia-Thailand border, continues at a steady pace. This $7.5 million project, which is being constructed as a stand-alone extension to an existing casino owned by a local Cambodian company, is scheduled to soft open on March 28, 2013 with approximately 300 premium quality EGM seats. The Company anticipates the grand opening will follow in April 2013 and will announce the official date shortly.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, concluded, “We are focused on the execution of our casino and gaming development growth strategy. We are pleased to have our first project, Dreamworld Pailin, open and continue to implement and refine our marketing strategies to improve its operating performance. In addition, we look forward to the soft opening of our next project, Dreamworld Poipet, later this month. We believe that our established presence, resources, and marketing relationships in the area should provide us benefits for the ramp up of this new project. We continue to selectively pursue additional gaming projects in our target markets and are dedicated to fulfilling our goal of becoming a leading developer and operator regional casinos and gaming venues under our Dreamworld brand in the Indo-China region.”

Entertainment Gaming Asia is hosting a conference call and simultaneous webcast at 8:30 a.m. ET today, March 7, 2013, both of which are open to the general public. The conference call number is 800/738-1032 or 212/231-2914. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.EGT-Group.com. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.EGT-Group.com

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Entertainment Gaming Asia Reports Q4 and 2012 Fiscal Year Results, 3/7/2013	page 6

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT) is a leading gaming company in Pan-Asia engaged in the development and operation of casinos and gaming venues in the Indo-China region under its “Dreamworld” brand as well as the leasing of electronic gaming machines on a revenue sharing basis to the gaming industry.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.  For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the Company’s slot operations business model, the timeline and working capital requirements for the Poipet gaming project, the earnings of the Pailin and Poipet gaming projects, growth of the gaming industry in the Indo-China region, the Company’s ability to secure new casino and gaming projects and fund those projects, expectations for the Company’s gaming chips and plaques operations, the timeline and working capital requirements to commence operation of the new Hong Kong facility, the ability to minimize any business disruption due to the relocation of gaming chips and plaques, the expected benefits from the relocation of the gaming chips and plaques operations to Hong Kong, and the prospects for the expanded customer base for the Company’s gaming chips and plaques. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to Entertainment Gaming Asia’s ability to place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed, obtain the gaming license and building permits for the casino projects on a timely basis or at all, complete construction and development of the casino and gaming projects on budget and in a timely manner, identify and implement successful marketing and promotional strategies at each of the Company’s casino projects and identify and successfully develop additional projects in the Indo-China region, acquire additional capital as and when needed, adverse weather conditions that cause delays to casino and gaming projects timelines, ability to obtain the needed approval by certain customers from local gaming authorities to continue their purchase of gaming chips and plaques from the Hong Kong facility on a timely basis or at all, complete construction and development of this new facility on budget and in a timely manner, identify and implement successful marketing and promotional strategies and obtain and fulfill significant purchase orders from the customers for the Company’s gaming chips and plaques and those other risks set forth in Entertainment Gaming Asia’s annual report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 30, 2012 and subsequently filed quarterly reports on Form 10-Q. Entertainment Gaming Asia cautions readers not to place undue reliance on any forward-looking statements. Entertainment Gaming Asia does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

- financial tables follow -

Entertainment Gaming Asia Reports Q4 and 2012 Fiscal Year Results, 3/7/2013	page 7

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three-Month Periods Ended December 31,		Years Ended December 31,
(amounts in thousands, except per share data)	2012	2011	2012	2011
Revenues:
Gaming, gross	$5,756	$4,299	$20,389	$17,396
Less: promotional allowances	—	—	—	—
Gaming, net	5,756	4,299	20,389	17,396
Other products	4,524	3,385	12,429	9,733
Total revenues	10,280	7,684	32,818	27,129

Operating costs and expenses:
Cost of gaming:
Gaming equipment depreciation	1,164	1,249	4,608	4,890
Casino contract amortization	619	616	2,466	2,457
Other gaming related intangibles amortization	63	63	252	63
Other operating costs	1,733	360	4,331	1,169
Cost of other products	3,828	2,762	11,187	8,346
Selling, general and administrative expenses	2,274	2,020	6,986	5,880
Stock-based compensation expenses	164	215	840	1,452
(Gain)/loss on dispositions of assets	(13)	23	(44)	175
Impairment of assets	226	1,351	339	1,351
Product development expenses	123	85	395	386
Depreciation and amortization	164	27	333	113
Total operating costs and expenses	10,345	8,771	31,693	26,282
(Loss)/income from operations	(65)	(1,087)	1,125	847

Other income/(expenses):
Interest expense and finance fees	—	(100)	(108)	(405)
Interest income	12	32	43	93
Foreign currency gains/(losses)	42	(28)	311	(94)
Other income	74	60	314	252
Total other income/(expenses)	128	(36)	560	(154)

Income/(loss) before income tax	63	(1,123)	1,685	693

Income tax benefit/(expense)	205	118	81	(51)

Net income/(loss)	$268	$(1,005)	$1,766	$642

Basic and diluted earnings per share	$0.01	$(0.03)	$0.06	$0.02

Weighted average common shares outstanding
Basic	29,942	29,690	29,922	29,489
Diluted	31,023	29,989	30,807	29,726
Other comprehensive income/(loss), net of tax
Foreign currency translation adjustments	127	50	294	(14)
Unrealized actuarial income	76	5	76	5
Comprehensive income/(loss)	$471	$(950)	$2,136	$633
Less: Comprehensive income/(loss) attributable to non controlling interest	—	—	—	—
Comprehensive income/(loss) attributable to EGT stockholders	$471	$(950)	$2,136	$633

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Entertainment Gaming Asia Reports Q4 and 2012 Fiscal Year Results, 3/7/2013	page 8

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

	December 31, 2012	December 31, 2011
(amounts in thousands, except per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,365	$12,759
Accounts receivable, net	1,841	2,691
Other receivables	112	114
Inventories	2,047	1,894
Prepaid expenses and other current assets	387	841
Total current assets	14,752	18,299

Gaming equipment, net	9,724	8,889
Casino contracts	7,982	10,340
Property and equipment, net	6,170	2,558
Goodwill	380	357
Intangible assets, net	1,253	1,227
Contract amendment fees	342	450
Deferred tax assets	201	91
Prepaids, deposits and other assets	2,914	1,893
Total assets	$43,718	$44,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,636	$1,316
Amount due to related party	—	14
Accrued expenses	2,619	2,228
Income tax payable	—	68
Notes payable to a related party	—	6,211
Capital lease obligations	—	322
Customer deposits and other current liabilities	656	357
Total current liabilities	6,911	10,516

Other liabilities	1,078	869
Deferred tax liability	137	207
Total liabilities	8,126	11,592

Stockholders’ equity:
Common stock, $.001 par value, 75,000,000 shares authorized; 29,974,662 and 29,709,848 shares issued and outstanding, respectively	30	30
Additional paid-in-capital	32,224	31,280
Accumulated other comprehensive income	929	559
Retained earnings since January 1, 2011 ($386.1 million accumulated deficit eliminated upon quasi-reorganization)	2,408	642
Total EGT stockholders’ equity	35,591	32,511
Non-controlling interest	1	1
Total stockholders’ equity	35,592	32,512
Total liabilities and stockholders’ equity	$43,718	$44,104

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Entertainment Gaming Asia Reports Q4 and 2012 Fiscal Year Results, 3/7/2013	page 9

Entertainment Gaming Asia Inc.

Adjusted EBITDA

(Unaudited)

	Three-Month Periods Ended December 31,		Years Ended December 31,
(amounts in thousands)	2012	2011	2012	2011
Net income/(loss) – GAAP	$268	$(1,005)	$1,766	$642
Interest expense and finance fees	—	100	108	405
Interest income	(12)	(32)	(43)	(93)
Income tax (benefit)/expense	(205)	(118)	(81)	51
Depreciation and amortization	2,146	2,016	8,031	7,754
Stock-based compensation expenses	164	215	840	1,452
Impairment of assets	226	1,351	339	1,351
(Gain)/loss on dispositions of assets	(13)	23	(44)	175
EBITDA, as adjusted	$2,574	$2,550	$10,916	$11,737

Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income/(loss) as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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